Exhibit 10.36

Consultancy Agreement

between

1.
Atai Beckley N.V. (formerly known as ATAI Life Sciences N.V.), a public company under Dutch law (naamloze vennootschap), having its corporate seat in Amsterdam, offices Prof. J.H. Bavincklaan 7, 1183AT Amstelveen, and registered with the Trade Register of the Chamber of Commerce under number 80299776.

– hereinafter “Atai Beckley” or “Company”

and

2.
Beckley Consultancy Services Ltd, a company registered in England and having its registered office at

– hereinafter “Consultant” –

–Atai Beckley and Consultant hereinafter jointly the “Parties“ and each a “Party“ –

Preamble

(A)
Atai Beckley desires to engage Consultant to perform, and Consultant wants to provide, the Services in accordance with this Agreement.

NOW THEREFORE, the Parties agree as follows:

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Consultancy Agreement

Services
1.1
The Consultant shall provide the following services (the “Services”):

The Company shall and shall procure that Cosmo Feilding-Mellen (“Individual”) shall, as Chief Strategy Officer, advise Atai Beckley on various day-to-day business objectives, including but not limited to, the strategic review of the combined Atai Beckley pipeline and related prioritisation, including the determination of the strategic direction (including human resource matters) of the BPL-003 program. The Consultant agrees to, and is expected to, procure that the Individual spends approximately 25% of his professional time providing the Services to Atai Beckley. Nothing in this Consultancy Agreement or the nature of the Services of the Consultant pursuant to this Consultancy Agreement shall be deemed to create an employment, fiduciary or agency relationship between the Consultant or any of its respective subsidiaries or the Individual and Atai Beckley or any of its subsidiaries. For the avoidance of doubt, neither the Consultant nor the Individual will hold an executive director position.

During the Term, the Consultant shall and shall procure the Individual to provide the Services for such time as may be necessary for their proper performance. The Services shall be provided at such places as are necessary for their proper performance.

1.2
The Consultant shall and shall procure the Individual to provide the Services with all due care, skill and ability and shall promptly give Atai Beckley all such information and reports as Atai Beckley may reasonably require in connection with the provision of the Services.
1.3
Nothing in this Consultancy Agreement shall prevent the Consultant or the Individual from being engaged, concerned or having any financial interest in any capacity in any other business, trade, profession or occupation during the Term (including for the avoidance of doubt, any engagement in any activities related to the pre-clinical or clinical development or general exploitation of ELE-101), provided that such activity does not cause a breach of any of the Consultant's or the Individual’s obligations under this Consultancy Agreement.
1.4
During the Term, the Consultant acknowledges and agrees that the Consultant will and will procure the Individual will (i) comply with the Company’s code of conduct; (ii) adhere to the Company’s compliance program (including guidelines for corporate disclosure); (iii) notify the Chief Executive Officer and/or Chief Legal Officer of Atai Beckley of any interviews or speeches related to Atai Beckley and seek approval

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from the Chief Executive Officer and/or Chief Legal Officer of Atai Beckley prior to making any public disclosure regarding Atai Beckley, other than in the Individual’s role as a non-executive member of the board of the Company; and (iv) agree, if and as requested by the Board, to dedicate at least 40 hours per month (or pro rata as appropriate) during the Term to Atai Beckley related activities, including providing quarterly time reports detailing hours spent on such activities.

Term
2.1
This Consultancy Agreement shall commence upon its execution by the Parties (the “Effective Date”) and shall expire on 31 December 2025.
2.2
Upon the expiry of the Term or upon its termination according to clause 3, this Consultancy Agreement shall cease to have any effect (save for clauses 4 (Remuneration), 5 (Expenses and Reimbursement), 6 (Confidentiality) and 7 (Final Provisions)).

Termination
3.1
The Consultant shall be entitled to terminate this Consultancy Agreement by giving written termination notice to Atai Beckley (email sufficient) if, in the reasonable opinion of the Consultant, Atai Beckley is in breach of a material obligation under this Consultancy Agreement.
3.2
Atai Beckley shall be entitled to terminate this Consultancy Agreement by giving written termination notice to the Consultant (email sufficient) if, in the reasonable opinion of Atai Beckley, the Consultant is in breach of a material obligation under this Consultancy Agreement.

Remuneration
4.1
The Consultant shall receive, for the provision of the Services, a monthly fee of US$ 8,333.33 (exclusive of any VAT) which shall be monthly. The Consultant shall submit an invoice to the Company at the end of each month (to include VAT where necessary) and the Company will make payment to the Consultant within 10 business days of receipt by it of each invoice.
4.2
In addition, the Individual shall receive, options over 10,000 shares in the Company (“Options”) pursuant to the Company’s 2021 Incentive Award Plan (“EIP 2021”) for selected executives, employees and consultants of Atai Beckley that provides for awards over shares in Atai Beckley. Terms of the Options will be provided in a separate option agreement.

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4.3
In case this Consultancy Agreement is terminated before an applicable vesting date for any or no reason and irrespective of which Party terminates the Consultancy Agreement, Consultant shall be entitled to keep such vested Options received up to the effective date of termination and shall be entitled to exercise them in accordance with the Option agreement. Following the effective date of termination, no further Options are eligible for vesting and any unvested Options shall be forfeited.
4.4
The Consultant shall indemnify and keep indemnified the Company and each Group Company for all time on demand from and against any and all costs, claims, penalties, liabilities and expenses incurred the Company and each Group Company in respect of income tax, National Insurance, VAT or other contributions due by the Consultant in relation to the provision of the Services.
4.5
Without prejudice to the indemnity in Clause 4.4, if for any reason, the Company or any Group Company shall become liable to pay, or shall pay, any taxes or other payments referred to in this Clause 4 the Company shall be entitled to deduct from any amounts payable to the Consultant all amounts so paid or required to be paid by it or any Group Company in that respect.

Expenses and Reimbursement

Atai Beckley shall pay all reasonable and duly documented business expenses of the Consultant and the Individual (other than consultancy fees) related to the Services and (to the extent they have been agreed in advance by ATAI) fees and expenses of external advisors, if any, plus any applicable VAT thereto. The aforementioned costs and expenses arising in connection with this Consultancy Agreement shall be paid Atai Beckley subject to the terms of the Company’s expense reimbursement policy and after presentation of duly documented evidence in the currency of invoice and in immediately available, freely transferable cleared funds to such bank account as the Consultant notifies to Atai Beckley.

Confidentiality
6.1
Atai Beckley and Consultant undertake, in respect of them and also on behalf of their Affiliates and representatives (including the Individual) to keep confidential and not disclose the content of this Consultancy Agreement, its conclusion and implementation as well as any confidential information obtained from Atai Beckley and/or its Affiliates, except if and to the extent (i) disclosure is expressly agreed among the Atai Beckley and Consultant, (ii) the relevant facts or circumstances are publicly known or become publicly known without any violation of this clause; (iii) disclosure is required pursuant to any statute or law, official, judicial or administrative orders, requirements or provisions or regulations relating to a stock exchange; (iv)

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disclosure is made to attorneys, accountants, tax consultants, and other professional advisors of a Party, provided that such advisors are subject to secrecy duty by law or a corresponding confidentiality obligation; or (v) disclosure is made to a third party, that can reasonably be expected to subscribe for or acquire shares in Atai Beckley, provided reasonable measures are in place or have been taken that such potential third party acquirer and/or subscriber will keep confidential the content of this Consultancy Agreement as well as any other confidential information obtained.
6.2
The provisions of this clause shall remain in force also following the execution of this Consultancy Agreement.

Final Provisions
7.1
“Affiliate” shall be any entity that is controlling, controlled by or under the common control of another person or entity, whereas “control” means the ability of such controlling person/entity to determine the affairs of another entity by way of (i) holding shares, (ii) possession of voting rights, or (iii) any other way whatsoever (in each case whether directly or indirectly).
7.2
Atai Beckley and Consultant shall not be entitled to assign any rights or claims under this Consultancy Agreement without the prior written consent of the respective other Party.
7.3
This Consultancy Agreement contains the entire agreement of the Atai Beckley and Consultant with respect to the subject matter hereof and supersedes any previous agreements.
7.4
Any amendments and supplements to this Consultancy Agreement as well as waiver of any provision of this Consultancy Agreement, including this Clause 7.4, shall be valid only if made in writing (DocuSign sufficient) between Atai Beckley and Consultant, unless a stricter form is required by law.
7.5
Any notice or other communication between the Parties in connection with this Consultancy Agreement shall be in writing, in English language, and shall be considered as sufficiently given or served of delivered by hand or sent by courier or facsimile to the addresses as set out at the beginning of this Consultancy Agreement or at such other addresses or numbers which each Party may communicate to the other Party pursuant to this Clause 7.5.
7.6
This Consultancy Agreement shall be governed by the laws of England and Wales.
7.7
To the extent permissible by law, exclusive place of jurisdiction for any and all disputes resulting from or arising in connection with this Consultancy Agreement is the courts of England and Wales..

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7.8
If a provision of this Consultancy Agreement should be or become invalid or not contain a necessary regulation, the validity of the other provisions of this Consultancy Agreement shall not be affected thereby. The invalid provisions shall be deemed replaced and the gap shall be deemed filled by a legally valid arrangement, which corresponds as closely as possible to the intentions of the Parties or what would have been the intentions of the Parties according to the aim and purpose of this Consultancy Agreement if they had recognized the invalid provision or gap.

[signature page follows]

For Atai Beckley NV:	For Consultant:
San Diego, USA	London, U.K.
25 November 2025	25 November 2025
(Place, Date)	(Place, Date)
/s/ Srinivas Rao	/s/ Cosmo Feilding-Mellen
Name: Srinivas Rao	Name: Cosmo Feilding-Mellen
Position: Chief Executive Officer	Position:

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